FIRST M & F CORPORATION

EXHIBIT 32.1

SECTION 1350 CERTIFICATIONS

          In connection with the Quarterly Report of First M&F Corporation (the “Company”) on Form 10-Q for the period ended September 30, 2006 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Hugh S. Potts, Jr., Chief Executive Officer of the Company, certify, to the best of my knowledge and belief, pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002, that:

A.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

B.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 8, 2006

/s/ Hugh S. Potts, Jr.

Hugh S. Potts, Jr.
Chairman and Chief Executive Officer